EXHIBIT 5.1

                          SCHNEIDER WEINBERGER LLP
                        2200 Corporate Boulevard N.W.
                               Suite 210
                         Boca Raton, Florida 33431
                                                      July 16, 2004

PetMed Express, Inc.
1441 SW 29th Avenue
Pompano Beach, Florida 33069

Re: Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 on Form S-3 ("Registration Statement"); Petmed Express, Inc. (the "Company")

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration for public re-sale of 9,253,885 shares of common stock, $.001 par value ("Common Stock"), consisting of 8,818,885 shares of outstanding Common Stock and 435,000 shares of Common Stock issuable upon exercise of common stock purchase warrants and options.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Common Stock and related matters; (c) the Registration Statement and the exhibits thereto; and (d) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon and subject to the foregoing, we are of the opinion that the outstanding shares of Common Stock have been duly authorized, validly issued and are fully paid and non-assessable, and the shares of Common Stock issuable upon exercise of the warrants and options, when issued and paid for in accordance with their terms, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida applicable Federal Securities laws.




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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement.

Sincerely,

/s/ Schneider Weinberger LLP
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SCHNEIDER WEINBERGER LLP





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